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                                                                   EXHIBIT 10.16

                            SECOND AMENDMENT TO LEASE

     THIS SECOND AMENDMENT TO LEASE ("Amendment") is dated as of the 4 day of February, 2003, by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust ("Landlord") and WINCUP HOLDINGS, INC., a Delaware corporation ("Tenant").

                                    RECITALS

     A. Tenant and CenterPoint Properties Corporation, a Maryland corporation ("Original Landlord") entered into that certain Industrial Building Lease dated as of May 6, 1996 (as amended by that certain Amendment to Lease dated April __, 1998, the "Lease") with respect to certain property commonly known as 1250 Carolina Drive, West Chicago, Illinois, as more particularly described in the Lease.

     B. Landlord is the successor to Original Landlord's interest in the Lease.

     C. The Term of the Lease expires on June 30, 2003. Tenant has requested and Landlord has agreed to extend the Term of the Lease through and including June 30, 2013 on the terms and conditions herein contained.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Recitals. The Recitals are incorporated into this Amendment as if fully set forth in this Section 1.

     2. Definitions. All terms used herein, unless otherwise specified, shall have the meaning ascribed to them in the Lease.

     3. Extension of Term. The Term of the Lease is hereby extended for an additional one hundred twenty (120) month period commencing on July 1, 2003 and continuing through and including June 30, 2013 ("Extension Term"). All terms and conditions of the Lease, as amended hereby, shall remain in full force and effect through the Extension Term, except that Base Rent, commencing on July 1, 2003 and continuing through June 30, 2004 shall be $465,000.00, payable in monthly installments of $38,750.00. Base Rent shall increase two percent (2%) each July 1 thereafter during the Extension Term. On or before the commencement of the Extension Term, Landlord shall return to Tenant any existing security deposit currently held by Landlord.

     4. Extension Options. Tenant shall have two options (each, an "Extension Option") to extend further the Extension Term for all of the Premises as of the then expiration date of the Extension Term, for

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two (2) additional periods of five (5) years each (each, an "Option Term") upon the following terms and conditions:

          A. Tenant gives Landlord written notice of its exercise of said Extension Option at least nine (9) months prior to the then expiration of the Extension Term.

          B. No Event of Default is then continuing either on the date Tenant delivers the notice required under Section 4A above or at any time thereafter prior to the commencement of the Option Term.

          C.   All of the terms and provisions of the Lease (except this Section
     4) shall be applicable to the Option Term, except that Base Rent for the Option Term shall be determined as follows: Base Rent for the Option Term shall be equal to Landlord's determination of the Fair Value (as hereinafter defined). For purposes of this Amendment, "Fair Value" shall mean Landlord's determination, utilizing its reasonable judgment, of an annual amount per rentable square foot for a term equivalent to the period for which Fair Value is being determined beginning with the first (1/st/) day of the subject period that a willing, creditworthy, new non-equity tenant leasing comparable space to Tenant's would pay and a willing, comparable landlord of an industrial building comparable to the Building in the Chicago metropolitan area (hereinafter referred to as the "Market") would accept at arm's length, giving appropriate consideration to terms of the Lease, as amended hereby, annual rental rate per rentable square foot, rental escalations (including type, base year and stops), length of lease term, size and location of the premises being leased, and other generally applicable terms and conditions prevailing for comparable space in comparable buildings located in the Market. In the event that Tenant does not agree in writing to Landlord's determination of Fair Value prior to the date which is seven (7) months prior to the then expiration of the Extension Term ("Option Expiration Date"), then Tenant's exercise of the Extension Option shall be deemed null and void and this Section 4 shall be deemed null and void unless Tenant, prior to the Option Expiration Date, notifies Landlord in writing that Tenant will agree that Base Rent for the Option Term shall be One Hundred Two percent (102%) of the Base Rent for the last year of the then Extension Term and shall increase by two percent (2%) each July 1 thereafter during the Option Term.

     5. Brokerage Commission. Landlord agrees to pay Equis Corporation ("Broker") a fee of $170,069.20 ("Commission") for the Extension Term, payable in two equal installments due (i) seven (7) days after execution of this Amendment, subject to presentation by Broker to Landlord of an invoice and a partial lien waiver, and (ii) July 1, 2003, again subject to presentation by Broker to Landlord of an invoice and a final lien waiver. If Landlord fails to pay any portion of the Commission due Broker when due, then Tenant shall have the option, exercisable upon five (5) days' prior written notice to Landlord, to pay that portion of the Commission due Broker and shall have the right to offset the amount paid to Broker by Tenant against Rent next coming due.

     6.   Rent Abatement. Notwithstanding anything to the contrary contained in
Section 3 above, so long as no Event of Default then exists as of the date any monthly installment of Rent would otherwise be due during the Abatement Period (as hereinafter defined), Tenant shall be entitled to an abatement of Base Rent and Rent Adjustment for the Premises for the period from July 1, 2003 until December 31, 2003 ("Abatement Period").

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          If an Event of Default occurs, the rent abatements attributable to
Base Rent and Rent Adjustments shall no longer be in effect and Tenant shall be obligated, during the period of such uncured Event of Default, to pay the entire monthly installments of Base Rent and Rent Adjustments which would have been due and owing hereunder but for the abatement. Tenant shall not be entitled to a proration of any amount so paid whether or not Tenant cures the Event of Default. In no event shall Tenant be entitled to any extension of the Abatement Period because of any payment of a full monthly installment of Base Rent and Rent Adjustments made due to Events of Default. However, if Tenant cures the Event of Default during the Abatement Period, the abatement shall become effective on the first day of the following calendar month and shall continue to the end of the remainder of the Abatement Period or, if earlier, the occurrence of another Event of Default. By way of example, if an Event of Default occurs on August 15, 2003 and is thereafter cured by Tenant on September 15, 2003, Tenant shall be obligated to pay the installments of Base Rent and Rent Adjustment for the months of August and September, 2003, and the abatement shall continue in effect commencing October 1, 2003 until the earlier of the expiration of the Abatement Period or the occurrence of a further Event of Default.

     7. Termination Option. Provided no Event of Default is then continuing either on the date Tenant delivers the notice described in Section 7A below or at any time prior to the effective date of such termination, Tenant shall have the option to terminate this Lease ("Termination Option") upon the following terms and provisions:

          A. Tenant shall have the option to terminate the Lease effective as of June 30, 2008 ("Termination Option"), provided Tenant gives Landlord at least six (6) months prior written notice of Tenant's exercise of the Termination Option, which notice, to be effective, must contain the payment to Landlord of a termination fee equal to six (6) months Base Rent and Adjustment Deposits (at the then current rate) plus the amount of unamortized brokerage commissions paid by Landlord pursuant to this Amendment.

          B. The Termination Option herein granted shall automatically terminate upon the earliest to occur of (i) the expiration or termination of the Lease, (ii) the termination of Tenant's right to possession of the Premises, (iii) any assignment or subletting by Tenant (other than assignments for which Landlord's consent is not required under the terms of the Lease or sublettings of less than 20% of the Premises), or (iv) the failure of Tenant to timely or properly exercise the Termination Option.

          C. Tenant shall remain obligated to perform each and every term, covenant, condition and agreement to be performed by Tenant under the Lease, including, without limitation, the obligation of the Tenant to pay all fixed rent and other payments which are the obligation of the Tenant under this Lease, through and including the effective date of such termination.

     8. Landlord's Work. Subject to the terms and conditions of this Section 8, Landlord shall, at its sole cost and expense, repair the parking lot and demolish the office section in the northeast area of the Premises and return such section to warehouse space (similar to existing warehouse space in the Premises) ("Landlord's Work"). Landlord agrees that all work performed in connection with the Landlord's Work shall be done in a good and workmanlike manner and in

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substantial compliance with applicable building codes and ordinances. Landlord shall proceed with Landlord's Work upon approval of the City of West Chicago, Illinois. Tenant acknowledges that Landlord's Work may not be complete on the commencement of the Extension Term and Tenant shall provide access to the Premises to Landlord, its employees, agents and contractors for purposes of completing Landlord's Work. Landlord also agrees to pay to Tenant, within five
(5) days after execution of this Amendment, the amount of $7,500.00 for Tenant to use to pay a portion of Tenant's costs in painting and carpeting the offices. Landlord shall use reasonable efforts in performing the Landlord's Work to minimize the interference with Tenant's conducting its business at the Premises.

     9. Indemnification. The parties hereto acknowledge that Tenant and/or its affiliates were negotiating with USAA or an affiliate of USAA ("Other Landlord") for other leased premises located at 1801 Hawthorne Lane, West Chicago, Illinois ("Other Premises") instead of entering into this Amendment. Provided that Tenant has not entered into any written binding lease agreements (i.e. agreements other than non-binding letters of intent or communications regarding negotiations) with Other Landlord for the Other Premises, Landlord agrees to indemnify, defend and hold Tenant and its affiliates harmless from any monetary claims, damages, losses, costs or expenses (including reasonable attorneys' fees) which Tenant or its affiliates suffer or incur as a result of Tenant not entering into a lease with Other Landlord for the Other Premises; provided, however, Landlord's liability hereunder shall not exceed $50,000.

     10. No Other Modification. The Lease is only modified as set forth herein and in all other respects remains in full force and effect.

     11. No Default. Tenant acknowledges that the Lease is in full force and effect and that there are no defaults thereunder or any conditions which with only the passage of time or giving of notice or both would become a default thereunder.

     12. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     13. Modification. This Amendment may not be modified or amended except by written agreement executed by the parties hereto.

     14. Governing Law. The validity, meaning and effect of this Amendment shall be determined in accordance with the laws of the State of Illinois.

     15. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     16. Severability. The parties hereto intend and believe that each provision in this Amendment comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Amendment is found by a court of law to be in violation of any applicable ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such provision to be illegal, void or unenforceable as written, then such

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provision shall be given force to the fullest possible extent that the same is legal, valid and enforceable and the remainder of this Amendment shall be construed as if such provision was not contained therein.

     17. Construction. The headings of this Amendment are for convenience only and shall not define or limit the provisions hereof. Where the context so requires, words used in singular shall include the plural and vice versa, and words of one gender shall include all other genders. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

     18. No Third Party Beneficiaries. This Amendment shall inure to the sole benefit of the parties hereto. Nothing contained herein shall create, or be construed to create, any right in any person not a party to this Amendment (other than Tenant's affiliates under Section 9 above).

     19. Legal Review. The parties hereto acknowledge that they have been advised by legal counsel of their choice in connection with the interpretation, negotiation, drafting and effect of this Amendment and they are satisfied with such legal counsel and the advice which they have received.

     20. Facsimile Signatures. The parties hereto agree that the use of facsimile signatures for the negotiation and execution of this Amendment shall be legal and binding and shall have the same full force and effect as if originally signed.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

LANDLORD: CENTERPOINT PROPERTIES        TENANT: WINCUP HOLDINGS, INC.,
TRUST, a Maryland real estate              Delaware corporation
investment trust


By:    /s/ Paul T. Ahern                By:    /s/ Michael V. Valenza
   ---------------------------------       -----------------------------------
Its:   Chief Investment Officer        Its:    Sr. V. P. Finance/CFO
    --------------------------------        ----------------------------------
Name:      Paul T. Ahern                Name:      Michael V. Valenza
     -------------------------------         ---------------------------------


By:     /s/ Michael A. Tortorici
   ---------------------------------
Its:    Vice President Controller
    --------------------------------
Name:       Michael A. Tortorici
     -------------------------------

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